Exhibit 18.1

March 31, 2008

Duane Reade Holdings, Inc.

New York, New York

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Duane Reade Holdings, Inc. and subsidiaries (the “Company”) as of December 29, 2007 and December 30, 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 29, 2007, and have reported thereon under date of March 31, 2008. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the year ended December 29, 2007. As stated in Note 1 to those financial statements, the Company changed its classification of store occupancy costs from cost of sales to selling, general, and administrative expenses and states that the newly adopted accounting principle is preferable in the circumstances because including the store occupancy costs in selling, general, and administrative expenses more closely aligns these cost components to the nature of expenses included in this financial statement caption, and will improve the Company’s financial statement presentation comparability with its industry peers.  In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method.  However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP